Exhibit 99.1

       Deckers Outdoor Corporation Receives Expected Nasdaq Notification
                            Regarding Stock Listing

                   -- Company Has Requested Nasdaq Hearing --

     GOLETA, Calif.--(BUSINESS WIRE)--Aug. 16, 2007--Deckers Outdoor Corporation (NASDAQ: DECK) today announced that on August 13, 2007, the Company received a determination letter from the staff of the Nasdaq Stock Market indicating that the Company is not in compliance with the SEC filing requirements for continued listing on the Nasdaq Global Select Market, as set forth in Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with Nasdaq procedures due to the delayed filing of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2007. The Company has requested a hearing before the Nasdaq Listing Qualifications Panel (the "Panel") to review the staff's determination. The hearing request will automatically stay the delisting of the Company's common stock, and shares of the Company's common stock will continue trading on the Nasdaq Global Select Market, pending the outcome of the Panel's decision. However, there can be no assurance that the Panel will grant the Company's request for continued listing as a result of the hearing.

     As the Company previously reported in its Current Report on Form 8-K dated July 26, 2007 and in its Form 12b-25 Notification of Late Filing dated August 9, 2007, the Audit Committee of the Company's Board of Directors (the "Audit Committee"), assisted by independent outside legal counsel, has undertaken an internal review of employee payroll declarations and certain tax payments that were underreported and underpaid by certain of the Company's foreign subsidiaries in foreign jurisdictions. Based upon the Audit Committee's investigation to date, the Company believes that the inadequate declarations and underpayments did not exceed $500,000 in any given year and $2.7 million in the aggregate and that interest and penalties with respect thereto could range from $3.3 million to $15.4 million. However, the Audit Committee has not yet completed the internal review or determined whether, or in what amounts, the underpayments will result in any government action or whether any past due interest, fines or other penalties will be imposed. As a result, the Company has not made a final determination as to whether a restatement of any of its historical financial statements is necessary.

     Due to the possibility of a restatement of certain financial information, including prior year financial information necessary for comparison to interim financial data, the Company was not able to timely file its Quarterly Report on Form 10-Q for the period ended June 30, 2007. The Company intends to file its Quarterly Report for the period ended June 30, 2007 as soon as practicable following the conclusion of the Audit Committee's internal review.

     About Deckers Outdoor Corporation

     Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. Teva(R), Simple(R) and UGG(R) are registered trademarks of Deckers Outdoor Corporation.

     Safe Harbor Regarding Forward-Looking Statements

     Some of the information disclosed in this press release regarding our expectations, beliefs and views about the internal review and its impact on us, expectations regarding the timing of filing of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2007, the necessity of restating historical financial statements, the Company's ability to regain compliance within any extension period that may be granted by Nasdaq, and the potential delisting of our common stock with the Nasdaq Global Select Market, are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical events or circumstances, including statements related to the results of the internal review. The forward-looking statements herein regarding the results of the internal review and its impact on the Company, expectations regarding the timing of filing of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2007, the necessity of restating historical financial statements, the Company's ability to regain compliance within any extension period that may be granted by Nasdaq and the potential delisting of our common stock with the Nasdaq Global Select Market are based on currently available information as of the date of this report are subject to risks and uncertainties that may cause actual results to differ materially from what is expected at the current time. Readers are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date of this disclosure. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For other factors that could cause the Company's results to vary from expectations, please see the section titled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.


     CONTACT: Deckers Outdoor Corporation
              Zohar Ziv
              Chief Financial Officer and Executive Vice
              President of Finance and Administration
              805-967-7611
              or
              Investor Relations
              Integrated Corporate Relations, Inc.
              Chad A. Jacobs/Brendon Frey
              203-682-8200